UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 19, 2010

Array BioPharma Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	000-31979	84-1460811
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3200 Walnut Street, Boulder, Colorado		80301
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(303) 381-6600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Array BioPharma Inc. ("Array") and Novartis International Pharmaceutical Ltd. ("Novartis") have entered into a License Agreement as of April 19, 2010 (the "Agreement") granting Novartis the exclusive worldwide right to co-develop and commercialize ARRY-162, currently in a Phase 1 cancer trial, and ARRY-300, as well as other specified MEK inhibitors. Under the Agreement, Array is responsible for completing the on-going Phase 1 clinical trial of ARRY-162 and the further development of ARRY-162 for up to two indications. Novartis is responsible for all other development activities. Novartis is also responsible for the commercialization of products under the Agreement, subject to Array’s option to co-detail approved drugs in the United States.

In consideration for the rights granted to Novartis under the Agreement, Array will initially receive $45 million, comprising an upfront and milestone payment, and is also entitled to receive up to approximately $422 million in aggregate milestone payments if all clinical, regulatory and commercial milestones specified in the Agreement are achieved. Array is entitled to receive additional commercial milestone payments for ARRY-300, and for other MEK inhibitors. Novartis will also pay Array double digit royalties on worldwide sales of any approved drugs, with royalties on U.S. sales at a significantly higher level. Array will pay a percentage of development costs up to a maximum amount with annual caps. Array may opt out of paying its share of development costs with respect to one or more products; the U.S. royalty rate would then be reduced for any such product based on a specified formula, subject to a minimum that equals the royalty rate on sales outside the United States, and Array would no longer have the right to develop or detail such product.

The Agreement will be in effect on a product-by-product and county-by-country basis until no further payments are due with respect to the applicable product in the applicable country, unless terminated earlier. Either party may terminate the Agreement in the event of an uncured material breach of a material obligation under the Agreement by the other party upon 90 days prior notice. Novartis may terminate portions of the Agreement following a change in control of Array and may terminate the Agreement in its entirety or on a product-by-product basis with 180 days prior notice. Array and Novartis have each further agreed to indemnify the other party for manufacturing or commercialization activities conducted by it under the Agreement, negligence or willful misconduct or breach of covenants, warranties or representations made by it under the Agreement.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed with this Form 8-K:

99.1 - Press Release dated April 19, 2010 entitled "Array BioPharma Signs Strategic Oncology Collaboration"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Array BioPharma Inc.

April 19, 2010	By:	/s/ R. Michael Carruthers

Name: R. Michael Carruthers
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 19, 2010 entitled “Array BioPharma Signs Strategic Oncology Collaboration”